Exhibit 21

HOMEOWNERS CHOICE, INC.

Subsidiaries

As of December 31, 2012, the Company had the following active subsidiaries:

Wholly-owned subsidiaries of Homeowners Choice, Inc.	State or Sovereign Power of Incorporation
Homeowners Choice Property & Casualty Insurance Company, Inc.	Florida
Homeowners Choice Managers, Inc.	Florida
Claddaugh Casualty Insurance Company Ltd.	Bermuda
Cypress Property Management Services, Inc.	Florida
Cypress Claims Services, Inc.	Florida
Cypress Tech Development Company, Inc.	Florida
Exzeo USA, Inc.	Florida
HCI Technical Resources, Inc.	Florida
HCI Holdings LLC	Florida
Omega Insurance Agency, Inc.	Florida
Southern Administration, Inc.	Florida

Wholly-owned subsidiary of Homeowners Choice Property & Casualty Insurance Company, Inc.	State or Sovereign Power of Incorporation
HCPCI Holdings LLC	Florida

Wholly-owned subsidiary of HCI Technical Resources, Inc.	State or Sovereign Power of Incorporation
Unthink Technologies Private Limited	India

Wholly-owned subsidiaries of HCI Holdings LLC	State or Sovereign Power of Incorporation
Gators on the Pass Holdings, LLC	Florida
John’s Pass Marina Investment Holdings, LLC	Florida
JP Beach Holdings, LLC	Florida
Pass Investment Holdings, LLC	Florida
TI Marina Company, Inc.	Florida
Treasure Island Restaurant Company, Inc.	Florida
TV Investment Holdings LLC	Florida
Silver Springs Property Investments LLC	Florida

Wholly-owned subsidiary of Cypress Tech Development Company, Inc.	State or Sovereign Power of Incorporation
Exzeo Software Private Limited	India